Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Fourth Quarter and Year End 2007 Results: Provides Full Year 2008 Guidance

Company Achieves Fourth Quarter 2007 Net Sales of $33.9 million and Net Income Per Diluted Common Share of $0.33, Exceeding Previously Issued Outlook

Company Appoints Ingrid Jackel as Chairwoman of the Board

AZUSA, CA (March 10, 2008) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and twelve months ended December 31, 2007.

Fiscal Year 2007 and Fourth Quarter 2007 Compared to Same Periods in 20061:

•
Net sales for the fiscal year 2007 were $111.5 million, an increase of 16.9% from $95.4 million for the same period in 2006, and ahead of the outlook range of $108 million to $111 million. Gross sales for the fiscal year 2007 were $156.2 million, an increase of 20.8% from $129.3 million for the same period in 2006, and in-line with the outlook range of $155 million to $158 million.

•
Net income per diluted common share for the fiscal year 2007 was $0.60 on approximately 14.6 million diluted common shares outstanding and ahead of the outlook range of $0.52 to $0.58.  Excluding a one-time charge and a non-cash charge for stock-based compensation, adjusted net income per diluted common share would have been $0.77 for the fiscal year 2007.  Net income per diluted common share for the fiscal year 2006 was $0.05 on approximately 11.4 million diluted common shares outstanding. Excluding one-time charges and a non-cash charge for stock-based compensation, adjusted net income per diluted common share would have been $0.60 for the fiscal year 2006.

•
Net sales for the fourth quarter of 2007 were $33.9 million, an increase of 27.9% from $26.5 million for the same period in 2006, and ahead of the outlook range of $31 million to $33 million.  Gross sales for the fourth quarter of 2007 were $43.8 million, an increase of 15.2% over $38.0 million for the same period in 2006, and in-line with the outlook range of $43 million to $45 million.

•
Net income per diluted common share for the fourth quarter of 2007 was $0.33 on approximately 14.6 million diluted common shares outstanding and ahead of the outlook range of $0.25 to $0.31.  Excluding a non-cash charge for stock-based compensation, adjusted net income per diluted common share would have been $0.35 for the fourth quarter of 2007.  Net loss per diluted common share for the fourth quarter of 2006 was ($0.29) on approximately 12.4 million diluted common shares outstanding.  Excluding one-time charges and a non-cash charge for stock-based compensation, adjusted net income per diluted common share would have been $0.22 for the fourth quarter of 2006.

Ingrid Jackel, Chief Executive Officer and newly appointed Chairwoman, as of January 29, 2008, of Physicians Formula, stated, "I am very pleased with the strong fourth quarter demand for our existing product line as well as the successful sell-in of the new 2008 products. In December, we began shipping our new products which include an extension of our successful Mineral Wear® line; a rejuvenation of our eye makeup category; and our new Organic Wear™ line; which we believe will be a strong growth platform going forward.”

1 Please refer to “Non-GAAP Financial Measures” for a reconciliation of net income per diluted common share to adjusted net income per diluted common share excluding the effects of a non-cash charge for stock-based compensation for the fourth quarter and full year 2007 and 2006, and one-time charges for the fourth quarter 2006 and full year 2007 and 2006.

U.S. Market Share Data ($ Share)

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance. The following table sets forth the approximate market share, based on retail sales, of the Company's products in total within the masstige market, as the Company defines it, based on ACNielsen (1) data for the 52 weeks ended January 26, 2008 and 2007:

	Masstige $ Share for the 52-Weeks Ended January 26,
	2008	2007	$ Change vs. Prior Year

Physicians Formula Dollar Share of the Masstige Market	7.9%	7.1%	11.3%
____________
Note: (1)	ACNielsen is an independent research entity. ACNielsen data does not include Wal-Mart, which is the Company’s largest customer.

According to ACNielsen sell-through data at food, drug and mass retail for the 52 weeks ended January 26, 2008, Physicians Formula achieved growth of 11.3% over the same period when compared to the prior year.  In addition, not reflected in the ACNielsen data is our strong double digit growth at Wal-Mart and in Canada.

OUTLOOK

In 2008, the Company expects continued strength in its brand and growth in distribution. As some of its major retailer partners reset their plan-o-grams through the first four months of the year, the Company will continue to support their introduction of new products with marketing and advertising efforts.  Given the Company’s first mover advantage, initial positive reception, and long-term potential for the new Organic Wear™ line, it has made the strategic decision to increase marketing spend as a percentage of gross sales in the first half of 2008 compared to the same period last year.

Due to the seasonality the Company experiences in its business, management believes that it is most relevant to measure the Company’s performance on an annual basis. Therefore, the Company will be providing net sales and net income per diluted common share outlook on an annual basis going forward.

The Company is pleased with the performance of its Physicians Formula brand in relation to its peers; however, the Company expects continued softness in consumer spending throughout the industry in 2008.  For the full year 2008, the Company expects net sales between $123 million and $125 million, representing an increase between 10% and 12% over 2007.  In addition, the Company expects net income per diluted common share between $0.65 and $0.69, representing an increase between 8% and 15% over 2007.  Included in its 2008 net income per diluted common share estimate is an approximate $0.11 non-cash charge for stock-based compensation net of tax.

Non-GAAP Financial Measures

Physicians Formula presents gross sales before giving effect to returns, allowances and discounts and net income per diluted common share on an adjusted basis to exclude the impact of one-time charges and non-cash charges associated with stock-based compensation expense. Gross sales and adjusted net income per diluted common share are not in accordance with generally accepted accounting principles in the United States ("GAAP").

Gross sales is presented because the Company believes that gross sales reflect the dollar value of shipments, and can facilitate a comparison of the Company’s current results with the Company’s historical results and provide useful information to investors on how the Company’s products are performing at retail, without regard to returns, allowances and discounts.  The Company believes that returns, allowances and discounts can vary significantly from period to period.  The Company’s management utilizes gross sales as an operating performance measure.

The items that are excluded from adjusted net income per diluted common share are a non-cash charge for stock-based compensation, a one-time charge for the write-off of capitalized bank fees, and one-time charges incurred in connection with the Company's initial public offering and secondary equity offering, which were completed in November 2006 and April 2007, respectively.  For purposes of adjusted net income per diluted common share, the adjusted pre-tax result is adjusted for a provision for income taxes at an assumed tax rate of 40%.  The Company presents adjusted net income per diluted common share because the Company believes that adjusted net income per diluted common share can facilitate a comparison of the Company's current results with the Company's historical results and provide useful information to investors on the Company's profitability without regard to certain one-time items and certain non-cash items which do not directly affect the Company's operating performance.  The Company also believes that it is useful to investors to provide disclosure of the Company's results on the same basis as that used by its management.

Gross sales and adjusted net income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as substitutes for, analysis of the Company's results as reported under GAAP.  Because of these limitations, gross sales and adjusted net income per diluted common share should not be considered as replacements for net sales and net income (loss) per diluted common share on a GAAP basis.  The Company compensates for these limitations by relying primarily on its GAAP results and using gross sales and adjusted net income per diluted common share only supplementally.

Reconciliations of net sales in accordance with GAAP to gross sales are presented below (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Consolidated Gross Sales	$43.8	$38.0	$156.2	$129.3
Consolidated Returns, Allowances and Discounts	(9.9)	(11.5)	(44.7)	(33.9)
Consolidated Net Sales	$33.9	$26.5	$111.5	$95.4

Reconciliations of net income per diluted common share in accordance with GAAP to adjusted net income per diluted common share are presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net Income (Loss) per Diluted Common Share	$0.33	$(0.29)	$0.60	$0.05
Adjustments to Net Income (Loss) per Diluted Common Share:
Write-Off of Capitalized Bank Fees	-	0.05	-	0.06
Primary/Secondary Offering Expense, net of tax effect	-	0.01	0.04	0.01
Stock-Based Compensation Expense, net of tax effect	0.02	0.45	0.13	0.48
Adjusted Net Income per Diluted Common Share	$0.35	$0.22	$0.77	$0.60

Conference Call

The conference call is scheduled to begin at 2:00 pm Pacific Time on Monday, March 10, 2008.  Participants may access the call by dialing 800-762-8779 (domestic) or 480-248-5081 (international).  In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived.  A telephone replay will be available through Monday, March 24, 2008.  To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 3849640.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 27,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates", "expects," "believes," "plans," "predicts," and similar terms. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

NET SALES	$33,889	$26,540	$111,521	$95,405
COST OF SALES	15,176	12,114	50,283	41,943
GROSS PROFIT	18,713	14,426	61,238	53,462
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,730	18,370	45,200	45,191
INCOME (LOSS) FROM OPERATIONS	7,983	(3,944)	16,038	8,271
INTEREST EXPENSE	425	2,176	1,511	7,633
OTHER INCOME	25	(4)	(53)	(39)
INCOME (LOSS) BEFORE INCOME TAXES	7,533	(6,116)	14,580	677
PROVISION (BENEFIT) FOR INCOME TAXES	2,665	(2,458)	5,831	71
NET INCOME (LOSS)	$4,868	$(3,658)	$8,749	$606

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.35	$(0.29)	$0.63	$0.06
Diluted	$0.33	$(0.29)	$0.60	$0.05

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,095,727	12,405,436	13,975,550	10,900,919
Diluted	14,581,075	12,405,436	14,565,056	11,387,033

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$-	$26
Accounts receivable, net of allowance for bad debts of $436 and $348	33,421	26,654
Inventories	31,648	23,472
Prepaid expenses and other current assets	1,781	1,775
Deferred income taxes—net	7,364	5,139
Total current assets	74,214	57,066

PROPERTY AND EQUIPMENT—Net	4,070	2,506
OTHER ASSETS—Net	1,174	968
INTANGIBLE ASSETS—Net	54,546	56,311
GOODWILL	17,463	17,463
TOTAL	$151,467	$134,314

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,043	$12,670
Accrued expenses	2,134	1,915
Trade allowances	5,001	3,479
Sales returns reserve	10,396	9,440
Income taxes payable	3,125	378
Line of credit borrowings	10,168	7,522
Current portion of long-term debt	3,000	2,063
Total current liabilities	46,867	37,467

DEFERRED COMPENSATION	829	721
DEFERRED INCOME TAXES-Net	20,821	21,617
LONG-TERM DEBT	10,500	12,937

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A preferred stock, $.01 par value—10,000,000 shares authorized, 0 and 0 shares issued and outstanding	-	-
Common stock, $.01 par value—50,000,000 shares authorized, 14,095,727 and 13,843,056 shares issued and outstanding	141	138
Additional paid-in capital	59,173	57,047
Retained earnings	13,136	4,387
Total stockholders' equity	72,450	61,572
TOTAL	$151,467	$134,314

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100